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                                                                     Exhibit 2.1


                         UNITED STATES BANKRUPTCY COURT
                           DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION

In re:                           )
TREND-LINES, INC.,               )     Chapter 11
                                 )     Case No. 00-15431-CJK
               Debtor.           )     Substantively Consolidated
                                       Estate
In re:                           )
POST TOOL, INC.,                 )
               Debtor.           )

                      ORDER CONFIRMING FIRST AMENDED JOINT
                  REORGANIZATION PLAN OF TREND-LINES, INC. AND
                 THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
                 ---------------------------------------------

         The First Amended Joint Reorganization Plan of Trend-Lines, Inc. and the Official Committee of Unsecured Creditors (the "Plan") dated September 7, 2001, proposed by Trend-Lines, Inc. and Post Tool, Inc. (collectively the "Debtor")(1) and the Official Committee of Unsecured Creditors (the "Committee"), having been transmitted to creditors and after notice of and a hearing to consider the Plan, after an offer of proof and an affidavit submitted by the Debtor, and after reviewing the Report of Plan Voting filed with the Court, the Court FINDS as follows:

         A. On or about August 31, 2001, the Debtor filed a Motion for Authority to Enter Into Emergence Financing Commitment Letter With Secured Lender (the "Exit Financing Motion") which sought, among other things, authority to enter into a certain commitment letter

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with Bank of America, N.A., as agent for certain lenders (each and together,
"BankAmerica"), to provide exit financing to the Debtor (the "Exit Financing Facility") on the Effective Date. No opposition to the Exit Financing Motion was filed and the Court granted the Exit Financing Motion by Endorsement Order on September 17, 2001.

         B. The consummation by the Debtor of the Exit Financing Facility is a condition precedent to the effectiveness of the Plan.

         C. The Exit Financing Facility provides, among other things, that BofA will be granted first liens on all of the Debtor's assets.

         D. In order to facilitate the procurement of trade credit by Reorganized Trend-Lines pursuant to the Plan, the Debtor has asked that certain vendors commence the shipment of goods on credit after the Confirmation Date, on the condition that the Debtor hold such goods in trust pending the Effective Date of the Plan. The procurement of such trade credits is a condition precedent to the effectiveness of the Plan.

         E. On October 11, 2001, the Debtor and the Committee filed a Joint Motion to Approve Nonmaterial Modification to First Amended Joint
Reorganization Plan of Trend-Lines, Inc. and the Official Committee of Unsecured Creditors (the "Motion to Modify").

         F. In accordance with the Plan, on October 11, 2001, the Debtor and the Committee filed a plan supplement (the "Plan Supplement").

         G. Objections to the Plan (collectively the "Objections") were filed by: (i) the State of Connecticut Department of Revenue (the "CDOR"); (ii) O'Connell Tilton Limited Partnership; (iii) Andover Capital Group, Inc.; (iv) Levin Management Corporation; and (v) MSI Realty Trust.

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(1) All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.


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         H. The Plan complies with the provisions of the United States
Bankruptcy Code (the "Code").

         I. The Debtor and the Committee have complied with the provisions of the Code.

         J. The Plan has been proposed in good faith and not by any means forbidden by law,

         K. Any payment made or to be made by the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with the case, or in connection with the Plan and incident to the case, have been fully disclosed to the Court and are reasonable or, if to be fixed after confirmation of the Plan, will be subject to the approval of the Court.

         L. The identity and affiliations of the persons who are to be directors, officers or trustees of Reorganized Trend-Lines after confirmation of the Plan have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is consistent with the interests of the creditors and equity security holders and with public policy

         M. The identities of any insiders that will be employed or retained by Reorganized Trend-Lines and the nature of their compensation have been fully disclosed.

         N. Each holder of a Claim or Interest in each impaired class of Claims or Interests will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor were liquidated under Chapter 7 of the Code on the Effective Date.

         O. With respect to each Allowed Secured Claim provided for by the Plan and subject to the terms of the Stipulations, the holder of such Allowed Secured Claims have accepted the Plan or will receive or retain under the Plan property of a value as of the Effective Date, that is not less than the value of such holder's interest in the Debtor's bankruptcy estate's (the "Estate")

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interest in the property that secures such claims.

         P. With respect to any Allowed Claims of the kind specified in Section 507(a)(1) or 507(a)(2) of the Code, the holders of such Allowed Claims will receive cash on the Effective Date equal to the Allowed amount of such Claims or will be treated pursuant to an agreement between the parties.

         Q. With respect to any Allowed Claims of the kind specified in Section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the Code, the
holders of such Allowed Claims will receive cash on the Effective Date equal to the Allowed amount of such Claims.

         R. With respect to any Allowed Claims of the kind specified in Section 507(a)(8) of the Code, the holders of such Allowed Claims will receive, at the Debtor's discretion either (i) cash on the Effective Date equal to the amount of the Allowed Claim; (ii) deferred cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim, plus interest at the Case Interest Rate; (iii) deferred cash payments in five equal monthly payments, commencing thirty (30) days after the Effective Date, in aggregate principal amount equal to the Allowed Priority Tax Claim, plus interest on the unpaid portion thereof at the Case Interest Rate; or (iv) such treatment as to which the Debtor and the holder of the Allowed Priority Tax Claim shall have agreed upon in writing.

         S. At least one class of Claims that is impaired under the Plan, determined without including any acceptances of the Plan by any insider, has accepted the Plan.

         T. Confirmation of the Plan is not likely to be followed by the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan.

         U. Reorganized Trend-Lines will be able to make all payments required to be made on the Effective Date under the Plan and to otherwise comply with the Plan.


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         V. All fees payable under Section 1930 of Title 28 due prior to the
Confirmation Hearing have been paid. Subject to the terms of this Order, the Plan provides for the payment of all future fees payable under Section 1930 of Title 28.

         W. The Debtor is not obligated for any retiree benefits, as that term is defined in section 1114 of the Code.

         X. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of Claims or Interests that is impaired under the Plan.

         Y. Service of (i) the Plan, (ii) the First Amended Disclosure Statement With Respect to First Amended Joint Reorganization Plan of Trend-Lines, Inc. and the Official Committee of Unsecured Creditors (the "Disclosure Statement"), (iii) the order of the Court approving the Disclosure Statement dated September 10, 2001, and (iv) the associated materials described in the order approving the Disclosure Statement dated September 10, 2001, was adequate and in compliance with the applicable Rules of Bankruptcy Procedure and in accordance the applicable orders of the Court.

         Z. Confirmation of the Plan is in the best interest of the Debtor, its creditors and the Estate.

         NOW THEREFORE, based upon all of the evidence; including the findings set forth above, the evidence proffered or adduced at the Confirmation Hearing, the objections filed to Confirmation, and the entire record of the Confirmation Hearing and of the Debtor's chapter 11 case, and after due deliberation thereon, and good cause appearing therefore, it is hereby ORDERED that:

         1. The Motion to Modify is hereby allowed.

         2. The Plan, as modified, be and hereby is confirmed.


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         3. Subject to the terms of this Order, the Objections are overruled.

         4. Reorganized Trend-Lines is authorized and directed to implement the terms of the Plan.

         5. To the extent any Person provides goods to the Debtor on credit during the period from the Confirmation Date until the earlier of the Effective Date or October 28, 2001, such goods shall be held in trust by the Debtor, shall not be eligible inventory for purposes of the limitations of the borrowing base provided for in the Interim Order Authorizing Cash Collateral dated September 10, 2001 and prior cash collateral orders (the "Cash Collateral Orders") and shall not be subject to any Lien until the occurrence of the Effective Date. Until the Effective Date, such goods, although not eligible inventory, shall be reported on the borrowing base certificates provided by the Debtor to BofA which shall identify the dollar amount of the goods and the vendors from whom the goods were received. On the Effective Date, such goods shall be automatically released from trust and shall be automatically subject to the first priority liens of BofA. On the Effective Date, BofA shall be and is hereby automatically granted valid, first priority perfected liens and security interests in and to all such goods and their proceeds without the necessity of BofA taking possession, filing financing statements or other documents. In the event that the Effective Date does not occur by October 28, 2001, the Debtor shall immediately return the goods received on credit or pay in full the invoices related thereto, in which case, upon payment in full, the goods shall be released from trust and shall be subject to the liens and security interests granted to BofA pursuant to the Cash Collateral Orders. On and after the Effective Date, goods received on credit shall be deemed released to Reorganized Trend-Lines and the goods shall be available for sale by Reorganized Trend-Lines in the ordinary course of its business and shall be subject to the liens and interests granted to BofA.


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         6. BofA shall retain its continuing, replacement and additional liens and security interests in the property of the Debtor and the Reorganized Trend-Lines granted pursuant to the Cash Collateral Orders, the Plan and the Exit Financing Facility, subject to the valid and existing liens of other creditors which are of record and which had priority pre-petition over the pre-petition liens and security interests of BofA. The continuing, replacement and additional liens. and security interests granted pursuant to the Cash Collateral Orders, the Plan (including without limitation the liens on the Leased Premises) and the Exit Financing Facility shall be and hereby are automatically deemed perfected on the Effective Date without the necessity of BofA taking possession, filing financing statements, mortgages, leasehold mortgages or other documents. Reorganized Trend-Lines shall execute such agreements, documents and instruments in connection with the Exit Financing Facility as BofA may reasonably request. The adequate protection provisions of the Cash Collateral Orders shall continue after the Confirmation Date and remain in full force and effect until the Effective Date.

         7. Unless agreed to in writing by the Debtor and the holder of a Cure Claim, all Allowed Cure Claims shall be paid as soon as practicable after the Effective Date, but in no event later than thirty (30) days from the Effective Date. To the extent a Cure Claim is disputed, the Debtor shall reserve cash in an amount equal to the asserted Cure Claim until the Cure Claim becomes an Allowed Claim.

         8. To the extent, under Article III, Section A(3) of the Plan, the Debtor elects, in its sole discretion, to pay any Allowed Claim asserted by the CDOR or the Massachusetts Department of Revenue (the "MDOR") in deferred cash payments over a period not exceeding six years from the date of assessment of the CDOR's or the MDOR's Allowed Claim, plus interest: (a) the interest rate for any Allowed Claim held by the CDOR or the MDOR shall be


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equal to the rate set forth in 26 U.S.C. ss.6621, plus two and one-half percent
(2.5%); and (b) the deferred payments on account of any Allowed Claim held by the CDOR or the MDOR shall be made on a quarterly basis.

         9. On the Effective Date and prior to the reincorporation of Reorganized Trend-Lines in Delaware, the Certificate of Incorporation of Reorganized Trend-Lines shall be amended to change its authorized capital stock to 7,500,000 shares of common stock, par value $.01 per share, and such amendment is hereby authorized without further act or action by the board of directors or stockholders of the Debtor or Reorganized Trend-Lines. Exhibits B and C to the Motion to Modify will be effective as of the reincorporation of Reorganized Trend-Lines in the State of Delaware.

         10. The Debtor will be responsible for timely payment of fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6). After confirmation the Debtor will serve the United States Trustee with a monthly final report for each month (or portion thereof) the case remains open. The monthly financial report shall include the following:

               a. A statement of all disbursements made during the course of the month, whether or not pursuant to the plan;

               b. A summary, by class, of amounts distributed or property transferred to each recipient under the plan, and an explanation of the failure to make any distributions or transfers of property under the plan;

               c. The Debtor's projections as to its continuing ability to comply with the terms of the plan;

               d. A description of any other factors which may materially affect the Debtor's ability to consummate the plan; and

               e. An estimated date when an application for final decree will be filed with the court (in the case of the final monthly report, the date the decree was filed).

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         11. All dividends shall be disbursed in accordance with the Claims deemed allowed pursuant to Section 1111 of the Code, and any deviation therefrom shall be made only after application and approval of this Court.

         12. This Court will retain all authority and jurisdiction after confirmation of the Plan to enforce the provisions, purposes and intent of the Plan or any modification thereof, including without limitation, matters or proceedings related to:

               a. The allowance, disallowance, reconsideration, estimation, compromise, settlement, adjustment, treatment, or liquidation of Claims and objections thereto;

               b. The allowance of Claims and requests for payment of Administrative Claims and expenses of the Estate;

               c. The right, title or interest of Reorganized Trend-Lines, as may be modified under the Plan, in any Asset, including, without limitation, the assertion of Liens against such Asset;

               d. The resolution of controversies and disputes, including, without limitation, disputes regarding the interpretation of the Plan and this Order and the correction of any mistake, defect or omission regarding the interpretation or enforcement of the Plan and this Order,

               e. The modification of this Plan pursuant to Section 1127 of the Bankruptcy Code;

               f. The adjudication of any adversary action or other proceeding brought by the Debtor, the Committee and/or Reorganized Trend-Lines, prior to or after confirmation of the Plan, to enforce or prosecute any cause of action, chose in action or right or recover any claim of the Debtor, the Estate and/or the Committee;

               g.   The entry of orders in aid of implementation of the Plan;

               h. Such other matters for which jurisdiction is provided under the Bankruptcy Code, the Plan, this Order or other applicable law; and

               i.   The entry of a final decree closing the Chapter 11 Case.

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         13. Except as provided in Section 1141(d) of the Code and except as otherwise provided in the Plan, the provisions of the Plan and this Confirmation Order shall bind Reorganized Trend-Lines and all holders of Claims or Interests and will be a judicial determination of discharge of all debts that arose before the Effective Date and any liability on a Claim that is determined under Section 502 of the Code, as if such Claim had arisen before the Effective Date, whether or not a proof of claim based on any such debt or liability is filed under Section 501 of the Code, whether or not a Claim based on such debt or liability is allowed under Section 502 of the Code, whether or not such holder is impaired under the Plan and whether or not such holder has accepted the Plan, and shall terminate all rights, claims and interests of such holder, except as provided in the Plan. The Plan will be binding upon and inure to the benefit of the Debtor, its Creditors, the holders of Interests, Reorganized Trend-Lines and their respective successors and assigns.

         14, Except as otherwise provided in the Plan, the confirmation of the Plan vests all of the Debtor's assets and all property of the Estate in Reorganized Trend-Lines.

         15. Except as otherwise provided in the Plan or in any stipulation or agreement approved by the Court or order of the Court, the property dealt with by the Plan is free and clear of all Claims, Liens and Interests of creditors and equity security holders of the Debtor, including, but not limited to, any alleged right of setoff, subrogation or recoupment alleged against such property.

         16, Except as otherwise provided in the Plan, the Debtor shall be discharged and released from any debt, as that term is defined in Section 101(12) of the Code, that arose before the Effective Date of such confirmation, and any debt of a kind specified in Section 502(g), 502(h) or 502(i) of the Code, whether or not (a) a proof of claim based on such debt is filed or


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deemed filed under Section 501 of the Code; (b) such claim is allowed under
Section 502 of the Code; or (c) the holder of such claim has accepted the Plan.

         17. Except as otherwise provided in the Plan or in any stipulation approved by the Court, the rights afforded in the Plan and the treatment of all Claims and Interests in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Estate, Reorganized Trend-Lines and any of their respective assets. Except as otherwise provided in the Plan (a) on the Effective Date, all Claims against the Debtor and the Estate will be satisfied, discharged and released in full and (b) all Persons shall be permanently precluded and enjoined from asserting against the Debtor, the Estate, Reorganized Trend-Lines, the Committee or their assets, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

         18. Except as otherwise provided in the Plan or in this Confirmation Order, upon the Effective Date, the Debtor shall be deemed discharged and released under section 1141(d)(1)(A) of the Code from any and all debts. This Confirmation Order is a judicial determination of discharge of all liabilities of the Debtor, subject to the occurrence of the Effective Date.

         19. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case pursuant to Sections 105 or 362 of the Code or otherwise extant on the Effective Date shall remain in full force and effect, until such time as the Bankruptcy Court orders otherwise. Among other things, the confirmation of the Plan constitutes an injunction: (i) prohibiting any person from taking any act, commencing any suit or enforcing any right, including the right to a judicial or non-judicial foreclosure of any Lien, which has the effect of asserting, liquidating or enforcing



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any Claim provided for in the Plan or this Order against any asset of the Estate or Reorganized Trend-Lines, whether before or after disposition of such asset by this Debtor or Reorganized Trend-Lines; and (ii) prohibiting any person from taking any act, commencing any suit or enforcing any right which has the effect of asserting, liquidating or enforcing any Claim provided for in the Plan or this Order against Reorganized Trend-Lines.

         20. No entity may commence or continue any action or proceeding, or perform any act to interfere with the implementation and consummation of this Plan and the payments to be made hereunder.

         21. Except as provided in the Plan, and notwithstanding any applicable law to the contrary, any and all documents, whether recorded or not and including, without limitation, the Debtor's articles of organization, any loan documents and any documents creating a Lien, shall automatically be amended to the extent necessary to comply with the terms of the Plan and this Order without the need for the preparation, execution or recording of further documentation.

                                               BY THE COURT:



                                              /s/ Carol J. Kenner
                                              ---------------------------------
                                               Hon. Carol J. Kenner
                                               U.S. Bankruptcy Judge
Date: October 17, 2001


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